Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement of Grom Social Enterprises, Inc. on Form S-1 of our report dated April 15, 2022, except for the effects of the reverse stock split discussed in Note 15 to the financial statements, as to which the date is February 2, 2023, with respect to our audit of the consolidated financial statements of Grom Social Enterprises, Inc. for the year ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

February 2, 2023